Exhibit 99.2

Greif, Inc.
First Quarter 2022 Earnings Results Conference Call
March 3, 2022

COMPANY PARTICIPANTS
Matt Eichmann - Greif, Inc., Vice President - Investor Relations, External Relations and Sustainability
Ole G. Rosgaard - Greif, Inc., Chief Operating Officer
Lawrence A. Hilsheimer - Greif, Inc., Chief Financial Officer & Executive Vice President

OTHER PARTICIPANTS
Ghansham Panjabi - Robert W. Baird & Co. Incorporated, Research Division
Adam Josephson - KeyBanc Capital Markets Inc., Research Division
Gabe S. Hajde - Wells Fargo Securities, LLC, Research Division
Justin Bergner - Gabelli Funds, LLC

MANAGEMENT DISCUSSION SECTION
Operator
Good morning. My name is Chris and I'll be your conference operator today. At this time I'd like to welcome everyone to the Greif Q1 2022 Earnings Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks there will be a question-and-answer session. If you would like to ask a question during this time, simply press * then the number 1 on your telephone keypad. If you would like to withdraw your question, please press *1 again. Thank you. Matt Eichmann, you may begin.

Matt Eichmann
Thanks, Chris, and good morning, everyone. Welcome to Greif's first quarter fiscal 2022 earnings conference call. This is Matt Eichmann. I'm joined by Ole Rosgaard, Greif's President and Chief Executive Officer; Larry Hilsheimer, Greif's Chief Financial Officer; and Matt Leahy, Greif's Vice President, Corporate Development & Investor Relations.

We will take questions at the end of today's call. In accordance with regulation on fair disclosure, please ask questions regarding issues you consider important because we're prohibited from discussing material non-public information with you on an individual basis. Please limit yourself to one question and one follow-up before returning to the queue.

Please turn to slide 2. As a reminder, during today's call, we will make forward-looking statements involving plans, expectations, and beliefs related to future events. Actual results could differ materially from those discussed. Additionally, we'll be referencing certain non-GAAP financial measures and reconciliation to the most directly comparable GAAP metrics can be found in the Appendix of today's presentation. And now I'll turn the presentation over to Ole on slide 3.

Ole G. Rosgaard
Thanks, Matt, and good morning, everyone. So, today is my first quarterly earnings call as Greif's President and Chief Executive Officer, and I'm excited to be with you. My plan today is to review the state of our business, to briefly share our new Build to Last strategy and its key components, to introduce Greif's new executive leadership team, and finally, to engage meaningfully in a Q&A session.

Big picture, our fiscal 2022 is off to an outstanding start. We delivered record financial results in the first quarter despite a challenging operating environment complicated by the pandemic, supply chain disruptions and inflationary pressures beyond our control. We also announced the pending divestiture of our 50% ownership in the Flexible Products & Services business for outstanding value, solidified our net leverage position and increased our profit expectations for fiscal 2022. These accomplishments results from disciplined operational execution and the commitment of our global Greif team, and I thank our colleagues for their hard work this past quarter. Finally, we announced plans to hold an Investor Day in June and details about the event can be found in the earnings release we published yesterday.

Please turn to slide 4. I would like to briefly share our new Build to Last strategy with you. I will summarize the strategy's high points today as we will dive much deeper into it at our Investor Day on June 23 and review our continued growth plans. The Build to Last strategy consists of four missions; creating thriving communities, delivering legendary customer service, protecting our future and ensuring financial strength. Mission one, creating thriving communities, is about achieving a zero harm environment and creating an even more engaged, diverse and inclusive workplace in the future. Thriving communities will help us win in the war for talent.

Our second mission, delivering legendary customer service, involves finding ways to serve customers better each day. This mission includes implementing new technologies that will increase our agility and help us deliver faster and more comprehensive customer solutions. Legendary customer service combined with Greif's unmatched global portfolio and product offerings forge a powerful business competitive advantage.

Mission three, protecting our future, it's about embracing a low carbon world and further enhancing our focus on product circularity. Greif is already a sustainability leader today evidenced by our recently awarded fourth consecutive EcoVadis Gold rating. But we will take additional steps to mitigate risks associated with climate changes and capture opportunities related to product circularity and sustainable solutions for our customers.

Finally, our fourth mission, ensuring financial strength, entails generating high margin EBITDA growth to deliver a growing sustainable profit and cash flow stream that enhances shareholder value creation. The Build to Last strategy is founded upon our bedrock, The Greif Way which has guided our business for many years, and remains the focal point of our culture. I look forward to sharing more about Build to Last with you at our Investor Day.

Please turn to slide 5. I'm fortunate to be surrounded by an exceptional team charged with helping to activate the Build to Last strategy. These extraordinary servant leaders possesses extensive industry knowledge and a demonstrated commitment to disciplined operational execution and customer service excellence. Their rich and diverse set of skills and experiences, along with proven records of performance, will drive even greater success at Greif in the future. I hope you will join us at Investor Day in June to interact with them.

Finally, before jumping into our results, I would like to announce some changes to our Investor Relations team. Matt Eichmann, who had done well, has been promoted to Chief Marketing and Sustainability Officer effective March 1. Matt has done an outstanding job representing Greif to the investment community the last six years, and I'm excited to have him take on this exciting leadership opportunity.

Matt Leahy, who currently leads our Corporate Development team, has added the role of Investor Relations to his responsibilities. Matt Leahy has extensive buy side experiences and has been instrumental in executing Greif's acquisition strategy and portfolio changes since joining our team almost four years ago. I'm confident that Matt Leahy will be a strong leader in the Investor Relations role and will build upon Matt Eichmann's efforts to improve investor communications, share insights on our business and financial condition, and ensure that leaders across Greif understand what our investors and owners expect of us.

Please turn to slide 6 to begin our business review. Global Industrial Packaging delivered an outstanding first quarter results. Global large plastic drums and IBC volumes grew by roughly 8% and 11% per day respectively versus the prior year quarter. Global steel drum volume fell by 4% per day versus the prior year due to customer supply chain and labor issues despite strong underlying demand. Similar to quarter four, the biggest volume shortfall was in APAC, reflective of our decision to implement strategic pricing actions and supply chain disruptions that negatively impacted our customers' operations.

Generally speaking, our end markets remain healthy. Customers report solid order backlogs and strong underlying demand but continue to face external supply chain disruptions and labor challenges. We also hear that our customers' customers have depleted inventory levels which should eventually translate to a tailwind for Greif. GIP's generally stronger volumes and higher average selling prices resulted in significantly higher segment sales year-over-year. The business' first quarter adjusted EBITDA rose by roughly $35 million due to higher sales partially offset by higher raw material costs.

During the quarter, we continue to experience favorable price cost conditions given timing, inventory cost, and the structure of our price adjustment mechanisms. We anticipate GIP's price/cost benefit to deteriorate as we move later into the fiscal year. Finally, we received several questions about our Ukrainian and Russian businesses that I want to address directly. This is an evolving situation that we continue to monitor and assess continuously with a dedicated task force. We are appalled by the ruthless aggression we have witnessed in the Ukraine over the last several days. We operate one Flexibles plant in the country that has been temporarily closed. Our primary focus has been and will continue to be the safety and well-being of our Ukrainian colleagues and assisting them and their families any way we can.

In Russia we operate nine facilities. The business predominantly source raw materials locally and services local customers. It processes very minimal cross-border exposure and contributes less than 3% to total company operating profit annually. We do hedge roughly half of our ruble exposure. In times of crisis we lean on our values and use the Greif Way to guide our direction. While extremely upset and aghast by the aggressive actions taken by the Russian government, as with our Ukrainian colleagues our focus is on all Greif people. We remain in full support of our Russian colleagues and continue to operate in Russia with also their well-being as our priority.

Please turn to slide 7. In January, we announced an agreement to divest our 50% ownership in FPS. Although we have worked closely with our joint venture partner the last 12 years, we evolved to have differing views on the future of this business. The sale of our 50% stake in Flexibles will generate net cash proceeds of approximately $123 million subject to customary closing conditions. We anticipate the deal closes by the end of March 2022 and have incorporated the divestiture's impact into our financial fiscal 2022 guidance. Until we refine this further, you can assume FPS ballpark annual adjusted EBITDA contribution to be roughly $35 million. For context, seven years ago when FPS was struggling, we tried to market it with virtually no interest. Now we're selling our half of FPS for substantially more than the best offer at that time for the entire business. On behalf of Greif's leadership team, I want to thank our Flexible colleagues for their hard work the past 12 years. The team has driven considerable improvements in the business and demonstrated professionalism throughout, and we thank them for their continued commitment during the transition period.

Please turn to slide 8. Paper Packaging's first quarter sales rose by roughly $129 million versus the prior year due to stronger volumes and higher published containerboard and boxboard prices. Adjusted EBITDA rose by roughly $24 million versus the prior year due to higher sales, partially offset by higher raw material transportation and utility costs, including a significant $42 million drag from significantly higher processing costs. Similar to the fourth quarter, volume demand across the business remains strong. At quarter end, our combined total backlogs still exceeded eight weeks. First quarter volumes in our CorrChoice sheet feeder system were up roughly 0.5% a day versus the prior year. E-commerce, automotive parts, food and durables demands all remain very solid. First quarter tube and core volumes were up by 4.6% per day versus the prior year, with demand strong across almost all end markets.

I will now turn you over to our CFO, Larry Hilsheimer, on slide 9.

Lawrence A. Hilsheimer
Thank you, Ole. Good morning, everyone. Thank you for joining us today. Like Ole, I want to start by thanking our colleagues for an outstanding first quarter with record financial results. By my count, this is the 13th consecutive quarter that we have met or exceeded consensus expectations. Along the way we've dealt with COVID, supply chain constraints and labor challenges, yet we continue to execute with excellence thanks to the Global Greif team's dedication.

First quarter adjusted EBITDA rose by $58 million year-over-year, despite an OCC index headwind of $42 million and roughly $33 million non-volume related transportation and manufacturing labor inflation. Absolute SG&A dollars rose $17 million versus the prior year quarter, mainly due to higher health, medical and incentives costs, but fell 200 basis points on a percentage of sales basis. Below the line, interest expense fell by $8 million versus the prior year quarter, due primarily to refinancing our 2021 euro notes with a lower rate bank debt. We expect interest expense to fall further as we utilize proceeds from the Flexibles divestment on debt repayment and also benefit from having refinanced on Tuesday our 6.5% 2027 senior notes with additional bank debt, utilizing a mix of floating and fixed rates below 3.5%.

Our first quarter non-GAAP tax rate was roughly 31% and significantly higher year-over-year due to increased pre-tax income with a higher proportion of that income in the US and less positive discrete items than the prior year. Even with significantly higher tax expense, our first quarter adjusted Class A earnings per share was still more than doubled to $1.28 per share. Finally, first quarter adjusted free cash flow was $19 million cash outflow and lower year-over-year primarily due to higher CapEx related maintenance and organic growth investments in IBCs, plastics and specialty corrugated products.

Please turn to slide 10. Our core capital priorities remain unchanged. Reinvest in the business to create value and support growth, return excess cash to shareholders via an attractive and growing dividend, and maintain a compliance leverage ratio between 2 to 2.5 times. Our balance sheet is in rock-solid shape. Thanks to aggressive deleveraging as promised we're back comfortably within our targeted leverage ratio range and anticipate further downward bias in the near future. Balance sheet strength provides us with financial flexibility to pursue value accretive opportunities and we are currently finalizing our strategic planning process to determine the focus of growth activities going forward. We will share more with you at Investor Day in June.

Please turn to slide 11. We are increasing our fiscal 2022 guidance despite eliminating Flexible income for the period April 1 to October 31 which was present in the guidance we issued at Q4. We have overcome that headwind and increased the midpoint of our adjusted earnings per share guidance by $0.45 to $6.60 a share for fiscal 2022, reflective of solid first quarter performance, announced paper price increases, and lower interest expense. We have deliberately kept a wider range than normal given uncertainty introduced by the unfortunate events in Europe. We now anticipate generating between $380 million and $440 million of adjusted free cash flow in fiscal 2022. While our profit expectations have increased since Q4, that improvement isn't fully reflected in free cash flow primarily due to higher anticipated cash taxes and increased working capital largely due to announced price increases. Finally, you will find a slide with key modeling assumptions in the Appendix of today's deck for use as needed.

Please turn to slide 12. It is important to take a step back from time to time and look at the bigger picture when considering investment opportunities. At Greif, we don't run our enterprise with the quarter in mind. Instead, our value creation model is focused on performance over the long term. As I have just shown on the prior slide, we have a track record of delivering on our guidance expectations. The execution discipline we've demonstrated to grow profits over the long haul, no matter the circumstance, has fueled sustained outperformance you will see here relative to a broader bucket of industrial companies.

Please turn to slide 13. Despite sustained outperformance, we continue to trade at a substantial discount relative to other packaging firms which mystifies us. We invite your thoughts and welcome your feedback about why we are situated this way, given we delivered on our financial commitments made in 2015, 2017 and 2019, and our record of exceeding consensus estimates is clear. Clearly I understand that it is investors who determine our value. However, our opinion is that our equity deserves a much closer look given the substantial discount present in our stock today. With that, I'll turn the call back to Ole for his closing comments on slide 14.

Ole G. Rosgaard
Thanks, Larry. Please turn to slide 14 for a few closing remarks before the Q&A. I am very proud of our team's first quarter performance as Greif's legendary customer service comes together with execution discipline and unmatched product portfolio, a proven and disciplined capital allocation strategy and sustainability leadership to form a value creation engine that benefits our shareholders and other stakeholders alike. Looking ahead, we are well positioned to benefit from ongoing strength and improving trends in our key end markets, and our future is bright. Thank you for your time and attention today. Operator, please open the line for questions.

QUESTION AND ANSWER SECTION
Operator
Thank you. Our first question is from Ghansham Panjabi with Baird. Your line is open.

Ghansham Panjabi
Question – Ghansham Panjabi: Hey, guys. Good morning. Thanks for all the details. Congrats to the two Matts as well as you, Ole. I guess first off on the GIP segment, at least as it relates to the first quarter and the operating profit outperformance, did that come in better than you thought? Certainly it came in better than our assumptions. Just take us through what perhaps drove the upside specific to that segment in the first quarter?

Lawrence A. Hilsheimer

So, Ghansham, I'd let Ole comment as well, but a couple of things, volume was as strong as we expected to be, slightly better. Pricing was much better and we had also thought that steel cost will drop in December which they did not really drop until January which worked out very well for us in terms of our price adjustment mechanisms. Those were the two key elements of it. We operate with a very disciplined pricing approach on all our markets and we continue to have value over volume in mind. You will see on our APAC volumes they are lower and that's really due to deselecting business that was in the red. We have a great team out there really executing hard on staying ahead of the inflationary price curve and they've done really well. We will continue to do that.

Ghansham Panjabi
Got it. Okay. And then last quarter on your conference call, you noted that the steel cost went up, added about $100 million to fiscal year 2021 specific to GIP on operating profit. And I think you assume that 2022 guidance basically embedded stable steel cost environment. The world has changed. Commodities are refloating again. So, can you just update us on that view for 2022?

Ole G. Rosgaard
Yeah. Your recollection is correct, Ghansham. We indicated we had a $100 million tailwind last year because of the rapid increase. We did indicate that we thought there would be some decrease in steel but that would remain fairly stable for the rest of this year. We've got that essentially built into our guidance going forward but after last week, yeah, we all are hearing potential for steel cost increases. Whether that creates a benefit for us or not will just depend on the timing and the pace, but it's not bad news for us.

Ghansham Panjabi
But you haven't changed it specific to the revised guidance, right?

Ole G. Rosgaard
We have not. We've just stayed with our prior view on the path of steel price for the year.

Ghansham Panjabi
Got it. Thanks so much.

Operator
The next question is from Adam Josephson with KeyBanc. Your line is open.

Adam Josephson
Ole, Larry, good morning, and congratulations to everyone on your new roles. Best of luck to you.

Ole G. Rosgaard
Thank you.

Lawrence A. Hilsheimer
Thank you.

Adam Josephson
Larry, just following up on Ghansham's final question, can you update us on your price/cost expectations for the year in the paper business? In other words, what were they three months ago, what are they now, how much have they gone up by just given lower OCC and the price increases that you're implementing? Any help there would be great.

Lawrence A. Hilsheimer
Yeah. We have not dramatically decreased our thoughts on OCC. It's now $158 million, so not a dramatic decrease. Relative to the upside in pricing, what we've got out on this is pretty – we basically built into our range about a $65 million net price/cost benefit for the rest of the year above what we had previously had in paper, Adam. And we've got ranges around that just to provide some upside downside given the uncertainties in the economy, but that's the analysis built in.

Adam Josephson
Just one follow-up on that, Larry, so $65 million higher than three months ago. What is your actual price/cost expectation for that segment for the year now?

Lawrence A. Hilsheimer
Well, it's consistent with what we put out in price increases. Obviously, we are fully expecting that we will achieve the $70 million and the containerboard the $50 million and the $50 million. And we're at $158 million on OCC.

Adam Josephson
I just mean, in terms of the price/cost relationship for the year in that business as embedded in your earnings guidance?

Lawrence A. Hilsheimer
I don't have that...

Ole G. Rosgaard
But it's going to improve.

Lawrence A. Hilsheimer
Yeah. Totally they are. Yes. We added up substantially in our initial guidance.

Ole G. Rosgaard
Yeah.

Adam Josephson
Got it. Okay. And just on the cash flow, Larry, so it seems like the same factors that are – some of the same factors that are resulting in increases in your earnings guidance, notably the improving price/cost relationship, is also resulting in lower cash flow expectations. The same was the case last year. I guess would you agree with that they're very much connected to each other? And if so, what would you expect beyond fiscal 2022 if these price/cost relationships normalize? In other words, would you expect cash flow to go up and then EBITDA to go down just the opposite of what's happening this year?

Lawrence A. Hilsheimer
I wouldn't necessarily say EBIT would go down, but I mean if the cost remains flat after going up because of the price increases it would stay flat and we would see an increase in cash flow because working capital would not change. And as a matter of fact we'd look for it to go down just through managing it better through our systems.

But if you look at it, we have a number of elements. The operational improvements obviously are going to increase cash flow, get a little pickup, say, that's somewhere north of approaching $55 million, we've got $28 million or so as a detriment from disposing of the FPS business, which had significant improvement in their working capital structure for the second half of the year. So you got those two nets to about $28 million. You've got interest expense as a positive $14 million. Change in working capital down about $42 million at the midpoint. And cash taxes up about $30 million over where we were previously. So the net of those takes you from where we were at $430 million down to $410 million as the midpoint.

Adam Josephson
Got it. Thanks so much, Larry.

Operator

Again that is *1 if you would like to ask a question. The next question is from Gabe Hajde with Wells Fargo Securities. Your line is open.

Gabe S. Hajde
Good morning, everyone. Congratulations on a good start to the year.

Ole G. Rosgaard
Thank you.

Lawrence A. Hilsheimer
Thanks.

Gabe S. Hajde
I'm curious, Ole, if you've heard anything not obviously specific, but anything in the external world that we should be mindful of in terms of competitive landscape on the GIP side. Whether it's locally or regionally?

Ole G. Rosgaard
I haven't. We don't really dwell on our competitors. Instead, we focus on serving our customers and our own people. But I've got nothing to report there.

Gabe S. Hajde
Okay. I think you guys are investing, call it $60 million to $70 million of return capital into the business. I think again most of it's on the IBC and plastics side. Is there anything that we should be again mindful of, I mean, external world whether it's supply chain delays or anything like that, that could push contribution from some of these in the fiscal 2023 or just supply chain disruptions in general?

Ole G. Rosgaard
Yeah, but we continue a very disciplined allocation strategy on CapEx and so our strategy is to grow in our resin-based products, and our URB system. In terms of challenges, the biggest challenge the market faces is still labor primarily in the US. Our customers report strong order books, strong demands, but they can't fulfill that because they lack certain raw materials, and they have labor challenges as well.

Lawrence A. Hilsheimer
Yeah. Gabe, we haven't specifically had anything happen yet to delay the execution of our CapEx projects. But obviously, we monitor it with the disruptions going on relative to Russia and Ukraine. Obviously, that could impact things, but as to-date, nothing.

Gabe S. Hajde
Great. Thank you.

Ole G. Rosgaard
Thanks, Gabe.

Operator
The next question is from Justin Bergner with Gabelli Funds. Your line is open.

Justin Bergner
Good morning. And congratulations, Ole.

Ole G. Rosgaard

Thank you.

Justin Bergner
And good morning, Larry. Good morning, Matt.

Lawrence A. Hilsheimer
Hi, Justin.

Justin Bergner
My first question relates to the price/cost dynamic in Paper Packaging. I just wanted to make sure I heard you correctly that you have a $65 million better outlook than you did a quarter ago in that segment, and if so does that mean that your view on Global Industrial Packaging has come down, or are there other offsets to that $65 million benefit in Paper Packaging?

Lawrence A. Hilsheimer
We do expect that the currently, in our current guidance we do expect that the GIP second half of the year will be less favorable just because of the dynamics of the play-through on the cost elements. But it's not significant. The bigger drop on ours was actually the divestiture loss of the FPS EBITDA that was in our original guidance, Justin. So I'd walk through that a little bit on the cash flow side with Adam's question. But on the EPS side, the FPS divestiture is about $0.28 a share dragged from our original guidance. So there's really no degradation against our original guidance on the GIP side, it's exactly what we had forecast originally.

Justin Bergner
Okay. And then the $0.28 loss from the divestiture reduction, that would be net of minority interest and the benefit of debt pay down or just...

Lawrence A. Hilsheimer
On the benefit of debt pay-down is reflected in our change in interest expense, it's not netted in there, but it is yes for the other elements, you're correct. One thing I did want to supplement is on the price/cost benefit in the paper business, that is offset by some incrementally higher transport and utility costs, which is why when I walked through that differential, the cash impact was less than you would have gotten just from the price and cost elements of OCC.

Justin Bergner
Okay. And then just one nuanced question, I saw that the basic share count for Class A shares was 26 million this quarter. There was 26.6 million shares in 4Q, but I didn't think I saw any repurchases. So is that correct, and if so, what caused that delta?

Lawrence A. Hilsheimer
No, it is incorrect. We had actually caught that. That will be fixed in our Q. It's an unfortunate error that was missed in the production of the earnings release. However, the earnings per share is correct.

Justin Bergner
Okay. Thank you.

Operator
The next question is from Adam Josephson with KeyBanc. Your line is open.

Adam Josephson
Thanks, everyone, for taking my follow-up. Larry, just one more on the paper price cut. I'm thinking that the price/cost benefit will be something on the neighborhood of $150 million or so. Does that sound particularly off the mark to you?

Lawrence A. Hilsheimer

Yeah. I mean that's probably high, Adam, I mean, for the part of the year that you're building.

Adam Josephson
Less than? Okay. So, I would list more than $100 million but less than $150 million. Is that fair?

Lawrence A. Hilsheimer
Yeah. And again, like the supplemental comment I made, we've got a lot of offset going in for just higher transport costs, utilities, and those elements.

Adam Josephson
Got it. Okay. Just one last one for Justin's question about the dilution of the sale. What is the net dilution relative to your previous guidance EPS?

Lawrence A. Hilsheimer
It's $0.28.

Adam Josephson
Okay. So, that is a net number just to be clear?

Lawrence A. Hilsheimer
Yeah. That's just everything.

Adam Josephson
So, in other words, the reduction in interest expense has absolutely nothing to do with the divestiture. Is what you're saying?

Lawrence A. Hilsheimer
We just incorporated it into the interest expense thing. So let me walk through just so you guys will have it. So, we gave $615 million and not just going down the midpoint, we've got ranges obviously but $0.28 down on FPS divestiture, $0.75 up on PPS pricing and $0.16 on OCC positive. You got interest expense benefit at $0.24 and taxes down $0.42.

Adam Josephson
Got it. I appreciate that, Larry. And just on the tax rate, it was much lower than what you were thinking last year, last couple of years for that matter. It was much higher than the midpoint of guidance in fiscal 1Q. Can you just talk about what your updated expectations are for the tax rate for the year and also about why the tax rate is so volatile? It seems that it defies even your own predictions about where it's going, and I'm just trying to understand that dynamic a little better.

Lawrence A. Hilsheimer
Yeah. And we always have stated because you have FIN18 it will jump all over the place quarter-to-quarter. But the guide for the year was 22% to 25% on adjusted basis. It's still 22% to 25%. We had said initially we thought it would be on the lower end of that range. We now think it will be on the higher end of that range. And the driving factors of the first quarter volatility is when you're trying to do dividend distributions, and so, like, we were getting cash out of Russia doing those kind of things, you end up with withholding taxes. Those withholding taxes are not income based. They're based on the amount of you distribute out, but they impact your rate. And so that was a discrete item in the first quarter.

And a year ago we had actually closed out some – US IRS exams and other exams and had some discrete items that were beneficial. But the bigger driver of the rate change is that the predominance of our, well, a much larger proportion of our income is in US now than what we had originally forecast, and that despite the reductions in corporate rates and the Trump administration, it's still higher than many countries in the world. And so, that's pushing our rate up.

Adam Josephson

Yeah. I appreciate that. And just one last one about the full-year range, so obviously, you said it's wider than normal. When you have the nine plants in Russia, there's just extraordinary volatility globally. I mean, what led you to increase the range as much as you did in light of all that uncertainty versus just keeping it where it was?

Lawrence A. Hilsheimer
Well, because when we go through our process each quarter obviously we update our forecast and we do an upside downside where we identify all of the areas we believe we have risk and the areas we have opportunity. To be frank, I lowered that range. I mean, even from where we think it could be to just put some conservativism, given the uncertainty in the world. So we're very confident of delivering on this, but we did build in extra buffer for sure because of that. And it's no big deal we lowered it a dime at the center for just uncertainty. And we had already built in upside downside, basically wiping out everything in Russia between the ruble and these operations. And so we feel comfortable with what we put out.

Adam Josephson
Got it. Thanks so much, Larry.

Operator
The next question is from Justin Bergner with Gabelli Funds. Your line is open.

Justin Bergner
Thanks for the follow-ups. I'm not sure I followed the earnings bridge correctly. Relative to your prior guide, there was a $0.42 headwind from the tax rate, and you get that from just being in the low end of the range, 22%, 25% range could be on the high end of the range?

Lawrence A. Hilsheimer
Correct.

Justin Bergner
Okay.

Lawrence A. Hilsheimer
Well, and we've got increased income, so it's not just the rate, it's the fact the income's way up.

Justin Bergner
Oh, okay. But that's relative to your prior guide, that's not relative to last year just...

Lawrence A. Hilsheimer
No, that's correct. Yeah, that's correct.

Justin Bergner
Okay. And then any material tax leakage from the Flexible products sale or should we expect net proceeds very close to that $123 million?

Lawrence A. Hilsheimer
No. No significant actually tax leakage. I mean, we'll have some but not significant.

Justin Bergner
Okay. Thank you.

Operator

We have no further questions at this time. I'll turn the call over to you, Matt Eichmann, for any closing remarks.

Matt Eichmann
Thanks very much, Chris, and thanks very much to the callers today who took part in our earnings call. We hope you have a safe, enjoyable rest of your week. Take care.

Operator
Ladies and gentlemen, this concludes today's conference call. Thank you for participating. You may now disconnect.